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                                                                     Exhibit 5.1

                               Willkie Farr & Gallagher
                                  153 East 53rd St.
                               New York, New York 10021

April 21, 1997


NEXTLINK Communications, Inc.
155 108th Avenue, N.E.
8th Floor
Bellevue, Washington 98004

Re: REGISTRATION STATEMENT ON FORM S-4


Gentlemen:

We have acted as counsel to NEXTLINK Communications, Inc. (the "Company"), a Washington corporation, in connection with the registration statement on Form S-4, filed with the Securities and Exchange Commission on March 14, 1997 (the "Registration Statement") relating to the offer to exchange one 14% Senior Exchangeable Redeemable Preferred Shares (collectively, the "New Preferred Shares") for each outstanding 14% Senior Exchangeable Redeemable Preferred Shares that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Old Preferred Shares"). The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement. The Registration Statement also registers the Company's 14% Senior Subordinated Notes due 2009 (the "Exchange Notes") to be issued under an Indenture (the "Indenture") between the Company and The United States Trust Company of New York, as trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement. Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement.

We have examined copies of the Registration Statement, the offering memorandum of the Old Preferred Shares dated January 9, 1997 and such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

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Based upon the foregoing, we are of the opinion that:

1. The Company is duly formed and validly existing under the laws of the State of Washington.

2. The execution and delivery of the Indenture have been duly authorized by the Company, and, upon execution by the Company and the Trustee, the Indenture will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. The Exchange Notes have been duly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the New Preferred Shares, will constitute legal, valid and binding obligations of the Company, will be entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4. The New Preferred Shares have been duly authorized and, when duly executed by the proper officers of the Company, duly countersigned by the Transfer Agent and issued by the Company in accordance with the terms of the Exchange Offer, will be validly issued, fully paid and nonassessable.

5. The material federal income tax consequence of participating in the Exchange Offer is that the exchange of the Old Preferred Shares for New Preferred Shares by holders will not be a taxable exchange for federal income tax purposes and such holders will not recognize any taxable income, gain or loss as a result of such exchange.

Our opinion numbered 5 above is based on statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and

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the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the relevant facts from those set forth in the Registration Statement may affect the conclusions stated herein.

We are not admitted to practice in the State of Washington and, to the extent that our opinions expressed herein contain conclusions as to matters of Washington law, we have relied upon the opinion of even date herewith delivered to you by Davis Wright Tremaine, LLP, counsel to the Company, a copy of which opinion is attached hereto. Our opinion is limited to the laws of the State of New York and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.
This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the New Preferred Shares and Exchange Notes for the Company and to the reference to our name under the caption "Legal Matters" in such Registration Statement and Prospectus. We further consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

WILKIE FARR & GALLAGHER